EXHIBIT 2.01           CLASS "A" AND PREFERRED STOCK PURCHASE
                                       And
                           CHANGE OF CONTROL AGREEMENT



       This stock Purchase Agreement ("Agreement") is made this 27th day of January 2005 by and between Viking Capital Group, Inc., a Utah public corporation ("Seller"), and Fitt Inc. , a Nevada public corporation ("Buyer ").

RECITALS

Seller currently is the issuer of 150,000,000 authorized Class A common shares, par value of $0.001, of which approximately 62,233,909 are outstanding and approximately 22,644,572 are free trading as of 12/31/04. Seller is also the issuer of 50,000,000 authorized Preferred shares of which none are outstanding. Seller agrees to sell 20,000,000 Restricted Common Class A shares at $0.25 per share and 1,800,000 Convertible Preferred Shares (the "Shares") at $10.00 per share (see rights attached hereto) in exchange for 60% of the voting, ownership stock of Brentwood Re. Ltd., Box 281, 22 Cayon St., Basseterre, St. Kitts, West Indies, the funding of all current and future expenses of the Seller and management control.

Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, 20,000,000 Restricted Common Class A shares at $0.25 per share and 1,800,000 Callable Preferred Shares (the "Shares") at $10.00 per share (see rights attached hereto) in exchange for 60% of the common outstanding stock and any other outstanding stock of Brentwood Re, Ltd., a St. Kitts, West Indies Reinsurance Ltd., valued at $50,000,000., the funding of all current and future operating expenses of the Seller and management control.

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties do hereby agree as follows:

       Section 1. Exchange of Shares. On the terms and subject to the conditions set forth in this Agreement, at the time of closing referred to in Section 3 hereof, Seller will issue and deliver or cause to be issued and delivered to the Buyer 20,000,000 shares of Seller's common restricted shares, 1,800,000 shares of Buyer's Callable Preferred stock and management control of Seller in exchange for which Buyer will deliver or cause to be delivered to Seller 60% ownership of Brentwood Re, Ltd., the funding of all current and future operational expenses of the Seller. (the "Purchase Price").


       Section 2. Acquired Brentwood Re, Ltd. Ownership. Buyer's ownership shall be determined as follows:

  (a) Amount. On the terms and subject to the conditions and adjustments set forth in this Agreement, and in exchange for the Acquired Shares.


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  (b)  Closing  Balance  Sheet.  Buyer,  at its sole expense,  shall cause to be prepared and delivered to Seller at the Closing.

              (i) an unaudited Closing Balance Sheet of Brentwood Re, Ltd., which shall be prepared in accordance with GAAP accounting principles. In connection therewith Buyer shall make
                     available  prior  to  Closing  all  financial   statements,
                     worksheets and other information concerning the Closing Balance Sheet as Seller may reasonably request. All costs and expenses of preparation of the Closing Balance Sheet shall be paid by Buyer.

       Section 3. Four New Positions on Board of Directors: Seller agrees to provide four new positions on the board of directors whose appointment is at the discretion of the Buyer.

       Section 4. Appointment of Officers.

              (i) Seller agrees to appoint and accept Steve Mills as Chairman and CEO of the Seller.

              (ii) Seller agrees to appoint and accept Roger Kron as Sr. VP and Secretary of the Seller.

              (iii) Seller agrees to appoint and accept Stanley Janczyk as CFO and Treasurer of Seller or any other qualified CFO and Treasure as determined by the Buyer.


       Section 5. Brentwood Re, Ltd, a subsidary of Seller. All officers and directors of Brentwood Re, Ltd. will come under the authority of Seller upon the transfer of the 60% ownership stock to Seller and all Brentwood Re, Ltd. corporate records , Articles and By-Laws and bank accounts will be delivered to Seller.

       Section 6. Reversing of Seller's Common Stock. Though it is not the intentions of the Buyer to reverse the stock of Seller, Buyer agrees to "not" reverse the stock of Seller until the market price of the stock reaches $2.00 bid in the open market and remains at $2.00 bid for a period of 90 trading consecutive days unless otherwise mutually agreed to at a lower market price at an earlier date with board consent or majority shareholder approval.

       Section 7. Retaining of Curt Swenson. Buyer agrees to retain Curt Swenson in his current position and duties at Seller's subsidiary, Viking Capital Financial Services, Inc., which duties also include raising capital for the Seller from time to time.

       Section 8. Buyer guarantee. Buyer Guarantees that William J. Fossen has a life time right to make placements, introduce potential acquisitions and investors for Viking Capital Group, Inc. via a Consulting Agreement and any other financial activities and duties as agreed to by Buyer and Mr. Fossen or for any other of the corporations under the control of Buyer as directed by Buyer and agreed to by Mr. Fossen.

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         Section 9. Stock Options.  Seller  authorizes the new Chairman and CEO,
Steve Mills, 8,000,000 common restricted shares @ $0.05 per share for a period of five to ten years and 2,000,000 common restricted shares @ $0.10 per share for five to ten years, for the new management at his discretion.

       Section 10. Purchase of Shares. In reliance upon the representations and warranties of Seller contained in Section 2 hereof, and subject to the terms and conditions set forth herein, Buyer hereby agrees to purchase the Shares for the Purchase Price and the terms specified herein.

       Section 11. Closing. The closing ("Closing") of the transaction contemplated by this Agreement shall take place at the offices of the Seller at 10: a.m., local time, on January 27, 2005 or at such time and place as may be agreed to by the Buyer and Seller ("Closing Date"). At the Closing, Seller shall deliver to the Buyer the certificate representing the Shares purchased by the Buyer in the Agreement in definitive form registered in the name of the Buyer against delivery to Seller of the Purchase Price.

       Section 12. REPRESENTATIONS AND WARRANTIES OF SELLER

            The Seller hereby represents and warrants to Buyer that:

12.1 Authority and Title. Seller has all requisite power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby upon their execution and delivery by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

12.2 Ownership of Shares. Seller is the sole owner of the Shares free and clear of any lien, encumbrance or security of any kind whatsoever.

12.3 Delivery of Shares. The Seller certifies that upon Seller's passing Board of Directors Resolution, orders will be given to the registrar will be made post closing for 20,000,000 Common stock to be delivered to Buyer. The Shares, when sold and delivered pursuant to the terms of this Agreement, will be duly and validly authorized and issued, fully paid and nonassessable. Seller will deliver good and marketable title to the Shares free and clear of encumbrances. A copy of the certificate will be delivered at time of closing.


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         Section 13.  REPRESENTATIONS AND WARRANTIES OF BUYER.

           Buyer hereby represents, warrants and covenants to Seller that:

13.1 Legal Power. Buyer has the requisite power, as appropriate, and is authorized to enter into the Agreement, to purchase the Shares hereunder, to sell Brentwood Re, Ltd and to carry out and perform its obligations under the terms of this Agreement. Brentwood Re, Ltd. is a corporation duly organized, validly existing and in good standing under the laws of St. Kitts, West Indies and possesses full powers and authorities as a corporation under such laws, without limitation or restriction, and has the corporate power to own it properties and to carry on its business as it is now being conducted.

13.2 Due Execution. This Agreement has been dully authorized, executed and delivered by Buyer, and, upon due execution and delivery by Seller, this Agreement will be a valid and binding agreement by Buyer.

13.3  Investment Representative.  Buyer represents and agrees that:

       (i) Buyer is acquiring the Shares solely for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act");

       (ii) Buyer understands that the Shares have not been registered under the Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and the certificate representing the Shares will be endorsed with the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE NOT BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT; AND


              (iv)   Any  other  legends   required  to  be  placed  thereon  by
                     applicable federal or state securities laws.


13.4 Knowledge of Corporation and its Business. Buyer represents and warrants that in making the decision to acquire the Shares, Buyer has relied upon his own independent investigation of the Corporation and in making his decision to acquire the Shares. Buyer has had the opportunity to review any financial or business records of Corporation deemed desirable by Buyer and to ask questions of Seller relating to the Corporation and the decision to purchase the Shares.


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13.5  Investor   Sophistication   and  Ability  to  Bear  Risk  of  Loss.  Buyer
acknowledges that it is able to protect its interests in connections with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in Buyer's financial condition. Buyer otherwise has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of the investment in the Shares.

13.6 Authority and Title to Sell Brentwood Re, Ltd.. Buyer has all requisite power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby upon their execution and delivery by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

13.7 Certificate of Incorporation and By-Laws. The certified copies of the Certificate of Incorporation and the By-Laws of Brentwood Re, Ltd., as amended to date, which have been delivered to Seller and are attached hereto as Schedule A, are true and complete. The minutes of all meetings of Brentwood Re, Ltd. shareholders, Board of Directors and any committees of such Board have been delivered to Seller, and there is no corporate action requiring approval by Buyer's shareholders or Board of Directors which is not reflected in such minutes.

13.8 Ownership of Shares. Buyer is the sole owner of the Brentwood Re, Ltd., Shares free and clear of any lien, encumbrance or security of any kind whatsoever.

13.9 Delivery of Shares. The Shares of Brentwood Re, Ltd., when sold and delivered pursuant to the terms of this Agreement, will be duly and validly authorized and issued, fully paid and nonassessable. Buyer will deliver good and marketable title to the Shares free and clear of encumbrances.

       Section 14. Miscellaneous.

14.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Utah.

14.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

14.3 Entire Agreement. This Agreement and other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other part in any manner by any representations, warranties, covenants, or agreements, except as specifically set forth herein or therein. Nothing in this Agreement, expressed or implied is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of the Agreement, except as expressly provided herein.

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14.4  Separability.  In case any provision of this  Agreement  shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.5 Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of the Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of Seller and Buyer. Any amendment or waiver effected in accordance with this Section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Corporation.

14.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

                  If to the Seller:         WILLIAM J. FOSSEN, CHAIRMAN
                  -----------------         Viking Capital Group, Inc.
                                            II Lincoln Centre, Suite 300
                                            Dallas, Texas 75240

                  If to the Buyer:          STEVE MILLS, CHAIRMAN
                  ---------------           FITT, Inc.
                                            13606 TI Blvd.
                                            Dallas, Texas 75243


14.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14.9 Attorneys' Fees. In the event of any action between the parties hereto arising out of the Agreement, the prevailing party shall be entitled to recover from the other party all reasonable fee, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.


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14.10  Additional  Documents and Acts.  Each party agrees to execute and deliver such additional documents or instruments and to perform each additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.



IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.


                                        FITT, INC.
                                         "BUYER"

                                        /s/    Steve Mills
                                        ----------------------------------------
                                        By:    Steve Mills
                                        Title: Chairman, CEO, President,
                                               Secretary and Treasure

                                        VIKING CAPITAL GROUP, INC.
                                        "SELLER"

                                        /s/    William J. Fossen
                                        ----------------------------------------
                                        By:    William J. Fossen
                                        Title: Chairman, CEO, President,
                                               Secretary and Treasure






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